PROSPECTUS SUPPLEMENT DATED APRIL 21, 1999
                      (TO PROSPECTUS DATED MARCH 22, 1999)

                                                         Filed Pursuant to
                                                       Rule 424(b)(3) and (c)
                                                   Commission File No. 333-65593


                              SOFTNET SYSTEMS, INC.

                        2,120,000 Shares of Common Stock

         This prospectus supplement supplements our prospectus dated March 22, 1999. Our prospectus dated March 22, 1999 relates to the public offering, which is not being underwritten, and sale by certain of our shareholders or their successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer of up to 2,120,000 shares of our common stock. You should read this prospectus supplement in conjunction with our prospectus dated March 22, 1999. This prospectus supplement is qualified by reference to our prospectus dated March 22, 1999, except to the extent that information contained in this prospectus supplement supersedes the information contained in our prospectus dated March 22, 1999.


                              SELLING SHAREHOLDERS

         Recently Shoreline Pacific Equity, Ltd. transferred warrants to purchase 17,462 shares of common stock to certain of its employees who were not specifically named in our prospectus dated March 22, 1999. The following table shows:
          o the number of shares of common stock beneficially owned by such employees who were not specifically identified as selling shareholders in our prospectus dated March 22, 1999;
          o the percentage of outstanding shares of our common stock this represents; and
          o the number of shares of our common stock to be registered for sale under this prospectus supplement.

We amend the table of selling shareholders in our prospectus dated March 22, 1999 to include the employees of Shoreline Pacific Equity, Ltd., who are named below, as selling shareholders and to reflect the transfer of warrants to purchase 17,462 shares of common stock by Shoreline Pacific Equity, Ltd.

                                    Number of                      Number of
                                     Shares       Percent of         Shares
                                  Beneficially    Outstanding    Registered for
Name of Selling Shareholder         Owned(1)         Shares       Sale Hereby(1)
---------------------------        ----------     -----------   ----------------
Shoreline Pacific Equity, Ltd.      6,163 (2)          *               6,163

Harlan P. Kleiman                  13,125 (2)          *              13,125

James L. Kropf                     11,938 (3)          *               3,938

Warren Lilien                         399 (2)          *                 399


---------------------------

* Represents beneficial ownership of less than 1%.

(1) The registration statement to which our prospectus and this prospectus supplement relate also covers any additional shares of common stock which become may become issuable in the future as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2) Consists of warrants to purchase common stock which are exercisable 60 days from the date of this prospectus supplement.

(3) Includes warrants to purchase common stock which are exercisable 60 days from the date of this prospectus supplement.